CONFIRMING STATEMENT
This Statement confirms that the undersigned, Lorrie M. Norrington, has authorized and designated Virginia Coles, Katherine Schuda, Jeanine Corr or Janelle Wolf to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendment thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Intuit Inc. The authority of Virginia Coles, Katherine Schuda, Jeanine Corr or Janelle Wolf under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Intuit Inc., unless earlier revoked in writing. The undersigned acknowledges that Virginia Coles, Katherine Schuda, Jeanine Corr or Janelle Wolf are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange
Act of 1934.
Date 052803
Lorrie Norrington